Exhibit 14.1

SAMSARA LUGGAGE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.	POLICY STATEMENT

1.1 Acting ethically and obeying the law, both in letter and spirit, are among Samsara Luggage, Inc.’s (the “Company”) core values. The Company expects its employees, officers, and directors to understand the legal and regulatory requirements applicable to their area of responsibility, including federal, state, and foreign laws, as well as the relevant regulatory schemes. All employees and directors are also expected to act with integrity and to exercise good judgment and common sense in their efforts to comply with all applicable laws, rules, and regulations and are encouraged to ask their supervisors for advice when they are uncertain about them. This Code of Business Conduct and Ethics (this “Code”) applies to the Company’s employees, officers and directors, and is designed to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting to the appropriate person of violations of this Code; and

●	accountability for adherence to this Code.

1.2 The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Chairman of the Board or the Chairman of the Audit Committee in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

1.3 This Code covers a wide range of business practices and procedures and sets out basic principles to guide you. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

1.4 Certain violations may be referred to legal authorities for investigation and civil or criminal prosecution. If you become aware of the violation of any law by the Company, whether by its officers, employees, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or directly to the Company’s CEO, Chairman of the Board, or Chairman of the Audit Committee. While the Company strives to address matters internally, nothing in this Code should discourage you from reporting illegal activity, including any violation of the law whether federal, state, local, or foreign law, rule or regulation, to the appropriate regulatory authority. This Code should not be construed to prohibit employees from testifying, participating, or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

II.	CONFLICTS OF INTEREST

2.1 Best Interests of the Company. A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

2.2 Disclosure of Conflicts. Employees should disclose any potential conflicts of interest to the CEO or such officer’s designee, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and other members of the employee’s household.

2.3 Activities Outside the Company. Employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company. For example, a Company employee generally may not, without approval by the Company:

●	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to the Company;

●	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

●	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies;

●	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

●	appear to represent the Company as the participant in an outside activity unless the Company has authorized the employee to represent it.

2.4 Service on Outside Boards of Directors. Serving as a director of a competitor corporation is not allowed. If in doubt, you should consult with the CEO about your proposed service as a director of another corporation.

2.5 Corporate Opportunities & Resources. You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee may compete with the Company, directly or indirectly. You should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

2.6 Indirect Interests and Relationships. A conflict of interest can also arise because of the business activities of your close relations. For example, a significant relationship with, or a significant financial interest in, any supplier, customer or competitor. An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative. To protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the CEO or such officer’s designee.

III.	BUSINESS RELATIONSHIPS

3.1 Fair Dealing. The Company seeks to outperform its competition fairly and with honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

3.2 Customer Relationships. Our customers are of the utmost importance to us. The Company’s employees must always treat customers and potential customers according to the highest standards of business conduct. It is the Company’s policy to sell its products and services on their merits and to avoid making disparaging comments about the products and services of competitors unless they can be substantiated. Employees should be careful in this regard in commenting upon the character, financial condition, or potential legal or regulatory problems of competitors.

3.3 Suppliers. The Company’s suppliers are important to our business, and as such Company employees should always treat suppliers and potential suppliers in accordance with the highest standards of business conduct. Suppliers must be selected on the basis of objective criteria, such as value (quality for price), price, technical excellence, service reputation, the Company’s past experience with working with them and production/service capacity.

3.4 Contracts and Commitments. You may not enter into any agreement binding the Company without authorization. Employees involved in proposals, bid preparations or contract negotiations should strive to ensure that all statements, communications, and representations to prospective customers are truthful and accurate.

IV.	FAIR COMPETITION

Fair competition laws, including U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.

V.	GIFTS, ENTERTAINMENT AND OTHER CONSIDERATIONS

5.1 Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and “Gifts” (as defined below) in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

5.2 Gifts. The term “Gift” includes any payment, compensation, loan or other financial favor, such as hosting activity, which generally includes travel, meals and invitations to events and conventions. Except as set out below, without approval by the CEO or such officer’s designee, employees must refrain from giving and receiving business-related Gifts.

●	You may not give or accept a Gift to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct.

●	You must be careful and avoid even the appearance of impropriety in giving or receiving Gifts. In general, you cannot offer, provide or accept any Gifts in connection with your service to the Company except in a manner consistent with customary business practices, such as customary and reasonable meals and entertainment.

●	Gifts should be considered permitted in case the following cumulative conditions:

○	Gifts may only be offered, or accepted, if they are intended to serve legitimate business goals and comply with this policy.

○	The Gift is not lavish.

○	Gifts must not be granted too frequently.

○	The Gift is permitted under local law.

●	It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers.

●	No employee may accept a customer, vendor or supplier discount for themselves unless it is generally available to the public or is approved and available to all Company employees.

●	Company employees may entertain socially friends or relatives doing business with the Company provided that the entertainment is clearly not related to Company business. No expenses of such entertainment are reimbursable by the Company.

5.3 Meals, Entertainment, and Travel. Employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which business is discussed and is provided as a normal part of business. The value of the activity must be reasonable and permissible under the Company’s expense account procedures. Each employee should express care to ensure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances.

5.4 Bribes and Kickbacks. The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited. You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company. You may not solicit or accept a kickback or bribe, in any form, for any reason.

VI.	DOING BUSINESS INTERNATIONALLY

The Company is committed to the highest business conduct standards wherever it operates. The Company observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to Company employees, the following guidelines always apply:

●	Inform the CEO of any complaint or suspicion regarding the Company’s or any of its employees’ legal or ethical conduct.

●	Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice. You may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, Gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

●	Do not cooperate with illegal boycotts.

●	Observe all licensing requirements and the requirements of applicable import and export control laws.

VII.	POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using the Company’s funds or assets, or on its behalf, or appearing to be so, unless the contribution is lawful and expressly authorized in writing. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue. Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice. However, you will not be compensated or reimbursed by the Company for any personal contributions.

VIII.	ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

8.1 You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet its obligations and to compete effectively. The Company’s records must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

8.2 You must not create false or misleading documents or electronic records for any purpose relating to the Company, and no one may direct an employee to do so. Employees are also responsible for accurately reporting time worked.

8.3 No undisclosed or unrecorded account or fund may be established for any purpose. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times. You may not unduly influence, manipulate or mislead any authorized audit of the Company’s financial statements or accounting books and records.

8.4 Designated executives and any other person involved in the preparation of reports, documents and communications that are required under U.S. securities laws or that are otherwise made public by the Company, must provide full, fair, accurate, timely and understandable disclosure in such reports, documents and communications. Such designated executives must provide full, fair, accurate, timely and understandable disclosure of relevant and material information that they possess to each other, to the Board of Directors of the Company (or any committee thereof) and to the shareholders of the Company in accordance with applicable law.

IX.	GOVERNMENT INVESTIGATIONS

9.1 It is the policy of the Company to cooperate with all government investigations, if any shall be initiated. You must promptly notify the CEO of any government investigation or inquiries from government agencies concerning the Company.

9.2 You must not obstruct the collection of information, data or records relating to the Company. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to the Company. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

X.	INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

10.1 Confidential Information. You must maintain the confidentiality of all information entrusted to you by the Company, its customers, its suppliers, or any third party, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed. Employees, officers and directors who have access to the Company’s or a third party’s confidential information are not permitted to use such confidential information for their personal benefit or the benefit of others, or share that information for stock trading purposes or for any other purpose, except when the use is primarily for the purpose of benefiting the Company in the conduct of its business.

10.2 Insider Trading. Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. To the extent material and nonpublic, inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services contract awards and other similar information. Inside information is not limited to information about the Company. It also includes material non-public information about others, including the Company’s customers, suppliers, competitors and strategic partners. Insider trading is prohibited by law. It occurs when an individual with material, nonpublic information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information. Trading or helping others trade while aware of inside information has potential serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

10.3 Communications with the Media and the Financial Community. The Company communicates with the press and with the financial community through official channels only. The Company provides accurate and timely information about its business to investors, the media and the general public. All inquiries received from financial analysts or the media concerning the Company should be directed to the Company’s Chief Financial Officer.

XI.	TECHNOLOGY USE AND PRIVACY

11.1 The Company provides various technology resources to you to assist in performing your duties on behalf of the Company. You have the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies. The Company reserves the right to limit such resources by any means available to it, including revoking resources altogether.

11.2 You may not use the Company’s technology resources to violate any copyrights of the Company or of other individuals or entities. You may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses confidential or proprietary information of the Company or third parties on an unauthorized basis, or for personal gain.

XII.	OUR WORK ENVIRONMENT

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment. In addition, the Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

XIII.	ENVIRONMENTAL PROTECTION

The Company must fully comply with all applicable laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

XIV.	WHISTLEBLOWER POLICY

14.1 Reporting Concerns. The Company is committed to promoting compliance with the laws, rules, and regulations that govern its business operations and to encouraging its employees to report unlawful conduct. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code, the Company’s accounting, internal controls or auditing matters, is encouraged to promptly report the matter to his or her immediate supervisor or to the CEO. A report may be submitted in writing confidentially and anonymously.

14.2 Procedures. Concerns regarding: (i) the Company’s accounting, internal financial controls or auditing matters (“Accounting Matters”) may be brought to the Chairman of the Audit Committee, or to the Company’s CEO if no Audit Committee has been established; and (ii) any other matter, such as alleged violations of applicable securities laws or irregularities in the management of the Company's business, may be brought to the Company’s CEO. Concerns may be made on an anonymous basis.

14.3 Submission of Reports. When submitting a report, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in evaluating the credibility of the report and effectively investigating it. This is particularly important where an employee submits a report on an anonymous basis, as the Company will be unable to contact the reporting employee with requests for additional information or clarification. Employees who choose to identify themselves when submitting a report may be contacted in order to gain additional information. All conversations, calls, and reports made under this Code in good faith will be taken seriously. However, employees who file reports or provide evidence that they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this Code and may be subject to corrective action, including immediate termination.

14.4 Treatment of Reports. Upon receipt of a report, the CEO or the Chairman of the Audit Committee, as applicable, will (1) determine whether the report pertains to Accounting Matters, and (2) where possible, acknowledge receipt of the report to the sender. Reports relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by such persons as the Audit Committee determines to be appropriate, or by the CEO if no Audit Committee has been established. The review may include a discussion of the report or concern with the reporting person, and any other investigation deemed appropriate and may involve other persons, management or independent advisors. Confidentiality will be maintained to the fullest extent possible, subject to the need to conduct a thorough investigation. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee or the CEO, as applicable. Reports regarding matters other than Accounting Matters will be directed to the appropriate officer of the Company or to the Audit Committee or Board of Directors, as determined by the CEO.

14.5 Policy Prohibiting Unlawful Retaliation or Discrimination. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting pursuant to this Code of what he or she reasonably believes is a violation of applicable law or regulation, this Code or another policy of the Company meant to ensure compliance with applicable laws and regulations.

XV.	COMPLIANCE

15.1 Questions regarding the policies in this Code may be directed to the CEO. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns and are expected to promptly report any concerns brought to their attention in their supervisorial capacity to the CEO.

15.2 Each employee is responsible for knowing and complying with the Code and with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of applicable laws or regulations underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

XVI.	EMPLOYEE CERTIFICATION

CERTIFICATION

I (print name) ________________________________acknowledge that I have read and understood the Code of Business Conduct and Ethics, and that I understand that I am responsible for complying with this Code during my employment with Samsara Luggage, Inc. I understand that violations of this Code may result in disciplinary action, including suspension without pay and/or discharge.

Signature:		Date:
Name: